Exhibit 23.1

                          Independent Auditors' Consent



The Board of Directors
Howard Schultz & Associates International, Inc.


     We consent to the incorporation by reference in the Registration Statements (Nos. 333-64125, 333-61578, 333-30885 and 333-08707) on Form S-8 of The Profit
Recovery  Group  International,  Inc.  of our  report  (included  in The  Profit
Recovery Group International, Inc.'s Definitive Proxy Statement filed on December 19, 2001) dated July 26, 2001, except as to note 16 which is as of September 5, 2001, relating to the combined balance sheets of Howard Schultz & Associates International, Inc., as of December 31, 2000 and 1999, and the related combined statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000.



                                    KPMG LLP



Dallas, Texas
December 21, 2001



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